UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 23, 2013

Medifast, Inc.

(Exact name of registrant as specified in its charter)

DE	001-31573	13-3714405
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11445 Cronhill Drive, Owings Mills, Maryland	21117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   410-581-8042

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(b) Resignation of Ms. Mills

Effective May 23, 2013, Jeannette M. Mills, a member of the Board of Directors of Medifast, Inc. (the “Company”), voluntarily resigned as a Director and assumed the position of Executive Vice President for the Company’s Take Shape for Life sales channel. A copy of the press release announcing Ms. Mills’ appointment is attached to this Current Report as Exhibit 99.1.

Item 5.02(d) Appointment of Mr. Byrnes

Effective upon Ms. Mills’ resignation, the Board of Directors appointed Kevin G. Byrnes to its Board of Directors and the Company’s Audit Committee.

Mr. Byrnes has more than 40 years of financial experience working in the retail and commercial banking industries. He is currently Chairman of the Board of Bay Bank, with assets of approximately $500 million and 12 branches located in the Baltimore metropolitan area. Mr. Byrnes served as President/COO and Director of Provident Bank from 2002 to 2009. Provident Bank, acquired by M&T Bank in May 2009, was reportedly the largest independent financial institution in the Maryland and Northern Virginia marketplaces at that time, with $6.5 billion in assets, 150 branches and 1,600 employees. Prior to Provident Bank, Mr. Byrnes spent 25 years with the Chase Manhattan Bank in various executive management positions. Mr. Byrnes began his career at Bankers Trust Co. in New York. There has been no reportable transaction since the beginning of the last fiscal year and none is currently proposed in which the Company was or is to be a participant in which Mr. Byrnes had or has any direct or indirect material interest.

A copy of the press release announcing Mr. Byrnes’ appointment is attached to this Current Report as Exhibit 99.2.

Item 5.02(e) Compensatory Arrangements of Certain Officers

Effective as of May 23, 2013, Michael C. MacDonald, Chief Executive Officer, Margaret M. Sheetz, Chief Operating Officer and Timothy G. Robinson, Chief Financial Officer, (each referred to, as “Executive”) entered into agreements with the Company which provide for certain severance and other payments.

Under the agreements, if Executive is terminated by the Company without Cause or resigns for Good Reason, as those terms are defined in the agreement, then, in addition to receiving all accrued but unpaid salary and accrued vacation as of the date of termination, Executive will receive salary for one year following termination, bonus for the calendar year of termination as if Executive had been employed through that year, and continue to be covered by the Company’s health, disability and other insurance benefits for a period of one year following termination.

The agreements also provide, notwithstanding anything to the contrary in the Company’s 2012 Share Incentive Plan (the “Plan”), that awards, if any made to Executive under the Plan or otherwise, shall become immediately and fully vested and, to the extent applicable, exercisable as of the day immediately prior to any “Change in Control,” as such term is defined in the Plan.

Among other things, the agreements restrict Executive during her/his employment and for a period of eighteen (18) months thereafter (the “Restrictive Period”), from soliciting employees or health coaches to leave the employment of, or cease to maintain relationship with, the Company, hire any person away from the Company or its affiliates, or induce any health coach, suppliers and other enumerated persons to cease relationship with the Company or its affiliates. It further restricts Executive during the Restrictive Period from using confidential information of the Company or its affiliates to participate in any way in any business that is a direct competitor of the Company.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release issued by the Company on May 23, 2013
99.2	Press release issued by the Company on May 23, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Medifast, Inc.

Date: May 23, 2013	By:	/s/ TIMOTHY G. ROBINSON
Timothy G. Robinson Chief Financial Officer